Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

FLEETWOOD ENTERPRISES, INC.

(Originally incorporated on July 1, 1977)

FIRST:    The name of the Corporation is:

FLEETWOOD ENTERPRISES, INC.

SECOND:   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:   The Corporation shall be authorized to issue two classes of shares to stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall have authority to issue is eighty-five million (85,000,000); the total number of shares of Preferred Stock shall be ten million (10,000,000) and each such share shall have a par value of one dollar ($1.00); and the total number of shares of Common Stock shall be seventy-five million (75,000,000) and each such share shall have a par value of one dollar ($1.00).

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

FIFTH:   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SIXTH:   Bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation.

SEVENTH:   The number of Directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

EIGHTH:   The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III.  The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class I and if the fraction is two-thirds (2/3) one of the extra directors shall be a member of Class I and the other shall be a member of Class II.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1977, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1977, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1977.  Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article immediately prior to such change, the following rules shall govern:

(a)      each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal;

(b)      at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

(c)      at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula;

(d)      in the event of the death, resignation or removal of any

director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

(e)      in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article, as it applies to the number of directors authorized immediately following such increase; and

(f)       designations of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

NINTH:   During any period when the holders of any Preferred Stock or any one of more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (1) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (2) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (3) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

TENTH:   Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ELEVENTH:   No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

TWELFTH:   At all elections of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

THIRTEENTH:   Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

FOURTEENTH:   The affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates or associates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent (5%) of the outstanding shares of the voting stock of the Corporation (such other corporation and any affiliate thereof being herein referred to as a “Related Corporation”), or that (2) the Corporation sell or exchange all or substantially all of its assets or business to or with such Related Corporation, or that (3) the

Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of such Related Corporation or securities issued by such Related Corporation, or in a merger of any affiliate of the Corporation with or into such Related Corporation or any of its affiliates, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent (5%) of the outstanding voting stock of the Corporation by such Related Corporation and its affiliates, nor shall it apply to any such transaction solely between the Corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by the Corporation.  In computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal.  The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

FIFTEENTH:   To the maximum extent permissible under Section 262 of the Delaware General Corporation Law, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any business combination involving the

Corporation and any Related Corporation which requires the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation pursuant to the provisions of Article FOURTEENTH.

SIXTEENTH:   Any direct or indirect purchase by the Corporation of shares of voting stock (as hereinafter defined) from an interested shareholder (as herein defined) other than pursuant to an offer to the holders of all of the outstanding shares of the same class of voting stock as those so purchased, at a per share price in excess of the market price (as hereinafter defined) at the time of such purchase of the shares so purchased, shall require the affirmative vote of the holders of that amount of the voting power of the voting stock equal to the sum of (i) the voting power of the shares of voting stock of which the interested shareholder is the beneficial owner and (ii) a majority of the voting power of the remaining outstanding shares of voting stock, voting together as a single class.

For the purposes of Article FOURTEENTH and this Article SIXTEENTH:

(a)   a “person” shall mean any individual, firm, corporation or other entity;

(b)   “voting stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors;

(c)   “interested shareholder” shall mean any person (other than the Corporation or any subsidiary) who or which:

(i)   is the beneficial owner directly or indirectly, of 5% or more of the voting power of the outstanding voting stock and became such beneficial owner within two years prior to the date of the purchase referred to in the first paragraph of this Article or any agreement in respect thereof (other than by means of a transfer by will or the laws of descent or distribution from a shareholder who beneficially owned such stock for more than two years); or

(ii)   is an affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding voting stock; or

(iii)   is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(d)   a person shall be a “beneficial owner” of any voting stock:

(i)   which such person or any of its affiliates or associates (as herein defined) beneficially owns, directly or indirectly; or

(ii)   which such person or any of its affiliates or associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)   which are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

(e)   for the purposes of determining whether a person is an interested shareholder pursuant to paragraph (c) of this Article, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph (d) of this Article but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(f)    “affiliate” or “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 10, 1985;

g)    “market price” means:  the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by the Board in good faith;

(h)   “disinterested director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with any interested shareholder and was a member of the Board prior to the time that any interested shareholder became an interested shareholder, and any successor of a disinterested director who is unaffiliated with any interested shareholder and is recommended to succeed a disinterested director by a majority of disinterested directors then on the Board.

A majority of the disinterested directors of the Corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (A) whether a person is an interested shareholder, (B) the number of shares of voting stock beneficially owned by any person and (C) whether a person is an affiliate or an associate of another person.  The good faith determination of a majority of the disinterested directors shall be conclusive and binding for all purposes of this Article.

SEVENTEENTH:   The provisions set forth in the Article and in Articles SIXTH (dealing with the alteration of Bylaws by stockholders), EIGHTH (dealing with the classified board), ELEVENTH (dealing with the prohibition against stockholder action without meetings), TWELFTH (dealing with cumulative voting), FOURTEENTH (dealing with the 80% vote of stockholders required for certain mergers), FIFTEENTH (dealing with appraisal rights of stockholders) and SIXTEENTH (dealing with the regulation of certain transactions) may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation.

EIGHTEENTH:   The Corporation reserves the right to amend, alter change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, EIGHTH, ELEVENTH, TWELFTH, FOURTEENTH, FIFTEENTH, SIXTEENTH and SEVENTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article SEVENTEENTH of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended, and having been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, has been executed on the 17th day of September, 1985.

/s/ Glenn F. Kummer
President

SEAL

ATTEST:

/s/ William H. Lear
Secretary